SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
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MERCER FUNDS
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mercer FUNDS

Mercer Opportunistic Fixed Income Fund

99 High Street
Boston, Massachusetts 02110

July 10, 2025

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Opportunistic Fixed Income (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Crescent Capital Group LP (“Crescent”) to serve as a new subadviser to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and Crescent (the “Crescent Subadvisory Agreement”).

The Adviser recommended the appointment of Crescent to serve as an additional subadviser in addition to each of the Fund’s current subadvisers. Crescent began managing its allocated portion of the Fund’s investment portfolio on April 15, 2025.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Crescent and the Crescent Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Crescent Subadvisory Agreement.

Sincerely,

Stephen M. Gouthro
President and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer Opportunistic Fixed Income Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Opportunistic Fixed Income Fund (the “Fund”) about the recent hiring of a new subadviser to the Fund, Crescent Capital Group LP (“Crescent”). In connection with the hiring of Crescent, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and Crescent (the “Crescent Subadvisory Agreement”). The Adviser recommended the appointment of Crescent and four other proposed new subadvisers to replace certain former subadvisers that had previously managed the Fund’s portfolio assets and that were terminated. Crescent and each of the other new subadvisers have taken over the management duties of the of the Fund’s portfolio that were previously allocated to the terminated subadvisers. Crescent began managing its allocated portion of the Fund’s investment portfolio on April 15, 2025, at which time the Adviser also adjusted the allocation of assets among the Fund’s other subadvisers in connection with such appointment. The changes described above may be collectively referred to herein as the “New Opportunistic Fixed Income Fund Structure.”

The hiring of Crescent, and the Crescent Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Adviser.

This Statement is being mailed on or about July 14, 2025 to shareholders of record of the Fund as of June 30, 2025.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment adviser to the series of the Trust, including the Fund. The Adviser uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisers that are unaffiliated with the Trust or the Adviser, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser (or as a subadviser) to the mutual fund. The Trust and the Adviser have obtained the Exemptive Order, which permits the Trust and the Adviser, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisers and to modify subadvisory arrangements with unaffiliated subadvisers without shareholder approval. Under the Exemptive Order, the Adviser may act as a manager of managers for some or all of the series of the Trust, and the Adviser supervises the provision of portfolio management services to the series by various subadvisers.

The Exemptive Order also allows the Adviser, among other things, to: (i) continue the employment of a current subadviser after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadviser, and (ii) reallocate assets among current or new subadvisers. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisers and recommend the hiring, termination, and replacement of the subadvisers to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Adviser (the “Independent Trustees”), at a Board meeting held on March 10-11, 2025 (the “Meeting”): (i) appointed Crescent to serve as a subadviser to the Fund, and (ii) approved the Crescent Subadvisory Agreement, between the Adviser, on behalf of the Fund, and Crescent. Crescent is unaffiliated with the Adviser and discharges its responsibilities subject to the oversight and supervision of the Adviser. Crescent is paid by the Adviser and not by the Fund. No increase in the advisory fees paid by the Fund to the Adviser resulted from the appointment of Crescent as a subadviser to the Fund, or from the implementation of the Crescent Subadvisory Agreement.

The Trust and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadviser, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Crescent and the Crescent Subadvisory Agreement.

THE ADVISER

The Adviser, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment adviser to the Fund. The Adviser is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Adviser provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Adviser, as amended from time to time (the “Management Agreement”). The Trust employs the Adviser generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Adviser may hire one or more subadvisers to carry out the investment program of the Fund (subject to the approval of the Board). The Adviser continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Adviser furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Adviser has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisers to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisers; (iv) monitors and evaluates the performance of the Fund’s subadvisers, including the subadvisers’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisers comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Adviser a fee calculated at an annual rate of 0.80% of assets up to $750 million, 0.78% of assets in excess of $750 million up to $1 billion and 0.73% of assets in excess of $1 billion of the Fund’s average daily net assets. The Adviser earned total investment advisory fees of $14,004,064 from the Fund for the fiscal year ended March 31, 2025, prior to: (i) paying the fees of each of the subadvisers to the Fund and (ii) waiving fees in accordance with the terms of a fee waiver arrangement entered into between the Adviser and the Fund pursuant to which the Adviser has agreed to waive any portion of its investment management fee that exceeds the aggregate amount of the subadvisory fees that the Adviser is required to pay to the Fund’s subadvisers for the management of their allocated portions of the Fund (the “Fee Waiver Agreement”). The aggregate compensation paid by the Adviser to all subadvisers to the Fund during the last fiscal year ended March 31, 2025 was $6,379,252 representing 0.35% of the Fund’s average net assets during that period, resulting in the Adviser receiving net investment advisory fees of $7,624,812, all of which the Adviser waived pursuant to the terms of the Fee Waiver Agreement. The Fund did not make any payments to any affiliated person of Crescent during the fiscal year ended March 31, 2025.

Several officers of the Trust are also officers and/or employees of the Adviser. These individuals and their respective positions are: Stephen Gouthro serves as President and Chief Executive Officer of the Trust and as a Partner of the Adviser and Global Chief Operating Officer for the Adviser’s Investment Solutions business; Olaolu Aganga serves as Vice President and Chief Investment Officer of the Trust and as a Vice President and Chief Investment Officer, Investments of the Adviser; Barry Vallan serves as Vice President, Treasurer and Chief Financial Officer of the Trust and as a Principal and the Head of Fund Administration at the Adviser; Jon Gezotis serves as Vice President and Assistant Treasurer of the Trust and as a Partner of the Adviser and US Chief Operating Officer for the Adviser’s Wealth and Investments business; Nicole Wong serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of Mercer Trust Company LLC; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Chief Counsel and Global Chief Counsel, Investments of the Adviser; Caroline Hulme serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Chief Investment Funds and Solutions Counsel, U.S. & Canada for the Adviser; Kenneth Earley serves as Vice President and Assistant Secretary of the Trust and Senior Legal Counsel, Investments at the Adviser; Sean Chatburn serves as Vice President of the Trust and Principal and Senior Portfolio Manager for the Adviser; Larry Vasquez serves as Vice President of the Trust and as Vice President and Senior Portfolio Manager of the Adviser; and Erin Lefkowitz serves as Vice President of the Trust and as Senior Portfolio Manager of the Adviser. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Crescent.

Crescent Capital group LP

Crescent is located at 11100 Santa Monica Blvd, Suite 2000, Los Angeles, CA 90025. Crescent is registered as an investment adviser under the Advisers Act. Crescent is currently organized as a limited partnership organized under the laws of the State of Delaware and is a majority-owned subsidiary of SLC Management, the institutional alternatives and traditional asset management business of Sun Life Financial Inc. The Crescent Subadvisory Agreement is dated April 15, 2025.

Crescent was approved by the Board to serve as a subadviser to the Fund at the Meeting. Crescent is not affiliated with the Adviser, and Crescent discharges its responsibilities subject to the oversight and supervision of the Adviser. As indicated above, Crescent is paid by the Adviser and not by the Fund. The fees paid by the Adviser to Crescent depend upon the fee rates negotiated by the Adviser. In accordance with procedures adopted by the Board, a subadviser to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Crescent does not serve as an investment adviser or subadviser for any registered investment companies which have investment objectives and strategies similar to the Fund’s investment objective and strategies.

The names and principal occupations of the principal executive officers of Crescent are listed below. The address of each principal executive officer, as it relates to the person’s position with Crescent, is 11100 Santa Monica Blvd, Suite 2000, Los Angeles, CA 90025.

Name	Principal Occupation

Christopher G. Wright	President

Joseph T. Viola	Chief Operating Officer

Gerhard P. Lombard	Chief Financial Officer

George P. Hawley	General Counsel

Andrew S. Levine	Chief Compliance Officer

Mark L. Attanasio	Managing Partner

Jean-Marc Chapus	Managing Partner

THE CRESCENT SUBADVISORY AGREEMENT

The Crescent Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of considering and approving the Crescent Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Crescent Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Crescent Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Crescent Subadvisory Agreement, other than the rate of compensation paid by the Adviser to Crescent, are substantially similar to the terms contained in the subadvisory agreements in effect between the Adviser and the Fund’s other current subadvisers. The Crescent

Subadvisory Agreement provides that Crescent, among other duties, will make all investment decisions for Crescent’s allocated portion of the Fund’s investment portfolio. Crescent, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Crescent’s allocated portion of the Fund’s assets.

The Crescent Subadvisory Agreement provides for Crescent to be compensated based on the average daily net assets of the Fund allocated to Crescent. Crescent is compensated from the fees that the Adviser receives from the Fund. Crescent generally will pay all expenses it incurs in connection with its activities under the Crescent Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Crescent Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Adviser, or (ii) Crescent, on not less than ninety (90) days’ written notice to the Adviser and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Adviser recommended the appointment of Crescent to serve as a subadviser to the Fund. In considering the approval of the Crescent Subadvisory Agreement, the Independent Trustees considered the information and materials from the Adviser and Crescent that included, as to Crescent and the Fund: (i) the Crescent Subadvisory Agreement; (ii) information regarding the review and due diligence process by which the Adviser had evaluated and selected Crescent and recommended Crescent for Board approval, and the Adviser’s rationale for recommending that Crescent be appointed as a Subadviser to the Fund; (iii) information describing the nature, extent, and quality of the services that Crescent proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Crescent; (v) information on Crescent’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Crescent for its services to the Fund, and the fees charged by Crescent to other accounts that it manages; (vii) the Fee Waiver Agreement, which requires the Adviser to waive any portion of the management fee it is entitled to under the Management Agreement with respect to the Fund that exceeds the aggregate amount of the subadvisory fees that the Adviser is required to pay to the Fund’s Subadvisers for the management of their allocated portions of the Fund; (viii) information on the compliance program applicable to Crescent and the Trust CCO’s evaluation of the compliance program; (ix) information regarding the historical performance returns of Crescent in managing the investment mandate it would employ for the Fund; and (x) the financial condition of Crescent.

In addition, the Independent Trustees considered the presentations made by, and discussions at the Meeting with, representatives of the Adviser and the Trust’s CCO, and the Adviser’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Crescent. During their review of this information, the Independent Trustees considered factors that the Independent Trustees deemed relevant with respect to Crescent, including: the nature, extent, and quality of the services to be provided to the Fund by Crescent; Crescent’s management style and investment decision-making process; Crescent’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Crescent’s portfolio management team; and Crescent’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Adviser in connection with each of the Subadvisers to the Fund, which includes extensive investment management and compliance due diligence with respect to the management and operations of each of the Subadvisers. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Crescent, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the advisory services to be provided by Crescent. The Independent Trustees reviewed the nature, extent, and quality of the advisory services that Crescent would provide to the Fund. The Independent Trustees considered the specific investment management process that would be employed by Crescent to manage the assets that would be allocated to Crescent (which had been discussed with Crescent and described in detail in the materials provided by the Adviser and Crescent); the qualifications, experience, and capabilities of Crescent; certain financial considerations relating to Crescent; information regarding legal, regulatory and compliance matters with respect to Crescent; and information provided regarding Crescent’s brokerage practices.

The Independent Trustees also considered the Adviser’s review, selection, and due diligence process employed by the Adviser in deciding to recommend Crescent as a subadviser to the Fund (the “due diligence process”); the Adviser’s assessment and conclusion as to the nature, extent, and quality of the subadvisory services that were to be provided by Crescent and the Adviser’s recommendation that the Subadvisory Agreement be approved.

Based on their consideration and review of the foregoing, the Independent Trustees determined that the Fund would benefit from the nature, extent, and quality of the subadvisory services that were to be provided by Crescent, and would benefit from Crescent’s ability to provide these services, and concluded that such services supported the approval of the Subadvisory Agreement.

(b) The costs of the services to be provided and the profits to be realized by Crescent and its affiliates from Crescent’s relationship with the Fund. In considering the Adviser’s due diligence process, the Independent Trustees took account of the Adviser’s assessment and conclusion that the compensation payable to Crescent for its services to the Fund was competitive, fair and reasonable in light of the nature, extent and quality of the services to be furnished to the Fund. The Independent Trustees also noted the Adviser’s recommendation at the Meeting that the Subadvisory Agreement be approved, including in light of the fact that Crescent’s fees would be indirectly borne by the Fund and its shareholders.

The Independent Trustees considered the expected impact of the subadvisory fees on the Fund’s overall operating expenses, given the Fee Waiver Agreement. The Independent Trustees noted that, as a result of the appointment of Crescent and the implementation of the New Opportunistic Fixed Income Fund Structure, the Fund’s overall subadvisory fees would be the same at current asset levels. In addition, since the fees to be paid by the Adviser to Crescent were the result of arm’s-length bargaining between unaffiliated parties, the relevance of Crescent’s profitability was considered by the Independent Trustees in that context.

The Independent Trustees took into account the Adviser’s ability to negotiate a global fee arrangement in connection with Crescent managing assets for the Fund along with other accounts of the Adviser or its affiliates. The Independent Trustees also considered the information provided with respect to Crescent regarding the fees charged to other comparable client accounts of Crescent.

Based on their consideration and review of the foregoing, the Independent Trustees concluded that, in light of the nature, extent and quality of the subadvisory services to be provided by Crescent, the information provided regarding the fees to be paid to Crescent with respect to the Fund assets that would be allocated to Crescent supported the approval of the Subadvisory Agreement.

(c) Ancillary benefits. The Independent Trustees considered whether there were any ancillary or “fall-out” benefits that may accrue to Crescent as a result of its proposed relationships with the Fund. As part of their review, the Independent Trustees noted that Crescent may experience benefits due to its relationship with the Fund, which include reputational and marketing benefits, and that Crescent also may experience certain economies of scale in connection with the strategy to be employed for the Fund (with respect to the Fund and other client accounts utilizing the same strategy) to the extent that strategy assets grow as a result of Crescent’s relationship with the Fund and the Adviser (or its affiliates). The Independent Trustees also considered Crescent’s statements that it may benefit from its relationship with the Fund by: (1) diversifying its distribution channels and revenue mix; (2) experiencing additional trading efficiencies; (3) accessing market information and investment opportunities (not available to smaller investors); and (4) increasing its ability to invest in the firm.

The Independent Trustees took into account the foregoing potential benefits that would accrue to Crescent by virtue of its relationship with the Fund in determining to approve the Subadvisory Agreement.

(d) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflected sharing of these economies of scale for the benefit of Fund shareholders. With respect to economies of scale, the Independent Trustees considered Crescent’s fee schedule for providing services to the Fund and noted that the Subadvisory Agreement did not include breakpoints that would reduce Crescent’s fee as the allocated portion of the Fund (and/or certain assets globally with respect to the Adviser and its affiliates) managed by Crescent increased. The Independent Trustees also noted Crescent’s statements that the negotiated subadvisory fee was lower than its standard fee for the strategy to be employed for the Fund and factored in potential future economies of scale.

(e) The investment performance of the Fund and Crescent. Because Crescent was a newly proposed subadviser to the Fund, the Independent Trustees could not consider Crescent’s investment performance in managing the Fund as a factor in evaluating the Subadvisory Agreement. However, the Independent Trustees considered the historical performance record of Crescent in managing the investment mandate it would employ for the Fund as compared to a relevant index and the Adviser’s explanations with respect to the role of Crescent’s investment strategy in supporting the Fund’s multi-manager structure. The Independent Trustees also considered the Adviser’s conclusions, and the reasons supporting the Adviser’s conclusions, that the performance record of Crescent, including on an absolute basis and relative to Crescent’s benchmark index over different time periods, supported the approval of the Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Adviser at the conclusion of its review, selection, and due diligence process to recommend Crescent be appointed as a subadviser to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Crescent was supported by the services that were expected to be provided to the Fund and approval of the proposed Crescent Subadvisory Agreement was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Crescent Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Adviser provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Adviser is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Adviser, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Adviser Class and Class Y-2 share classes of the Fund were not offered during the fiscal year ended March 31, 2025, and as a result the Fund did not pay any fees to the Adviser for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2025, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2025, the Fund had 217,675,066 total shares outstanding, consisting of 217,103,933 Class Y-3 shares and 571,133 Class I shares. Mercer Collective Trust – Mercer Opportunistic Fixed Income Portfolio held 151,698,885 Class Y-3 shares, representing 69.87% of the Fund’s total Class Y-3 shares outstanding and Mercer Investment Management FBO Deaconess Health System, Inc. held 11,230,982 Class Y-3 shares, representing 5.17% of the Fund’s total Class Y-3 shares outstanding. Beneficial owner Maril & Co FBO 8M C/O Reliance Trust Company WI held 571,107 Class I Shares, representing 99.99% of the Fund’s total Class I shares outstanding.

As of June 30, 2025, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of any class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders and in Form N-CSR. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. In Form N-CSR, you will find the Fund’s annual and semi-annual financial statements. You may obtain free copies of the Fund’s annual and semi-annual reports and the Fund’s financial statements by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, https://www.mercer.us/what-we-do/wealth-and-investments/delegated-solutions-us.html.

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